Canon’s Court

22 Victoria Street

PO Box HM 1179

Hamilton HM12

Islands of Bermuda

PRESS RELEASE

Creator Capital’s ETV Channels On Demand amends name and adds new Key Management

HAMILTON, BERMUDA, June 21, 2006 - CREATOR CAPITAL LIMITED (CTORF:OTCBB)   (“CCL” or the "Company") announces the amending of the name of its subsidiary ETV Channels On Demand to ETV ON DEMAND, plus the addition of four new key executives to the ETV management team.

The new company name, ETV ON DEMAND, more concisely reflects ETV’s image as a global internet distribution network, bringing consumers worldwide over the Internet their choice of compelling sports and entertainment content, full-screen with high resolution, at the click of a button.

DYNAMIC NEW MANAGEMENT ADDITIONS

Four industry leaders in video content delivery on multiple platforms, including IPTV and Mobile, now join ETV’s senior management team: Robert Caldeira as Chief Operations Officer, Bruce Yale as Chief Technology Officer, Ian Griffin as Director of IT and Jim Greer as Director of Media Production.  This dynamic team provides ETV with proven proprietary technology for preparation and delivery of video content to IPTV, mobile phones and mobile devices such as the video iPod and PS2 devices.

The new team will be integrating and bridging the hardware and software solutions into Internet-based delivery of content through the development and launching of a Content Aggregation Network (“CAN”) focused on the sales and delivery of content to mobile and portable devices around the world.  The “CAN” technology embodies state-of-the-art encoding methods and processes; leading-edge network capabilities;

high quality of service server solutions; eCommerce solutions; and compelling end-user interfaces and portals for the seamless delivery of content for instant playback and/or download to Personal Media Players (PMP) and cell phones.

Robert Caldeira

Chief Operations Officer

Rob brings to ETV ON DEMAND over 20 years experience in the digital video and storage industries.  He founded several high-tech start-ups and helped build several companies to Fortune 500 level. His background spans technology and product development, operations, business development, intellectual property, distribution channel creation, sales, and marketing.

Bruce Yale

Chief Technology Officer

As VP of Business Development at nNovia, Inc., Bruce helped the company gain overnight recognition for its technical contributions. Within two years of startup, nNovia was distributing its products internationally to critical and economic success.  Recently, through VideoCarbon, Bruce steered the company towards long-term lucrative opportunities with both federal and local government customers seeking support for programs involving Homeland Security and TACNET advanced tactical systems.

Previously, as a Senior Systems Analyst at Stanford Research Institute, Intl Bruce helped establish the Center for Defense Analysis and also developed the Source Time and Attendance Reporting System (STARS) database for the automation of the U.S. Postal Service.  He earned honors from the National Science Foundation while attending the University of Washington.

Ian Griffin

Director of IT

As Project Design Engineer for VideoCarbon he worked on custom video capture/playback and network delivery solutions utilizing client-based solutions for multimedia playback.  His experience included developing Microsoft Windows XP Embedded systems; Videolan-VLC compilations; and 3D video playback software (X3D and Synthagram) applications; as well as installing and troubleshooting Cpanel/WHM web hosting solutions and Sonicwall Firewall configuration & deployment.

Jim Greer

Director of Media Production

Working as a wildlife filmmaker in 1995, Jim quickly mastered the Mac platform, Quick Time software, as well as many methods of technology to deliver movies over the Internet. He implemented unique compression software, and other hardware/software products for those with at least a

56K internet connection to download content on a larger screen.  Jim also pioneered live streaming via portable satellite for remote live stream events.  Using compression methods on powerful dual processor machines, he can now prepare gigabytes of high quality movies for digital high quality delivery.

KEY ADDITION TO BOARD OF ADVISORS

Dr. Nabil El-Hag

Dr. El-Hag is a social entrepreneur and technocrat with over 35 years of entrepreneurial and Fortune 500 business experience including strategic planning, capital formation, business development and executive management. During his early career as an executive at General Foods and Philip Morris Companies, Dr. El-Hag was recognized for his innovation and leadership, receiving a Chairman’s Award, a DuPont Award, a Clio and a National Food Processing Award. He is an author of numerous patents and publications.  In addition, he has founded and managed several businesses including Fresh ‘n Fit, Pacific Rim Technologies, Shore Capital, American Family Brands, Kids 1st Resource Development Group, The Ronald McDonald House Charities Dividend Club Program, and The knowledge Bridge foundation.  He currently serves as a business advisor to numerous public and private enterprises, holds a doctorate in Biochemistry/ Nutrition, Master of Science and Master of Philosophy from Rutgers University, an MBA in Finance and International Finance from Fordham University and The Advanced Executive Management Program at Columbia University. He is a member of Phi Tau Sigma Honorary Society and a former Olympian.

ABOUT CREATOR CAPITAL

Creator Capital Ltd., www.creatorcapital.com is a Bermuda exempted company, providing incubation and investment in a wide range of broadband entertainment technologies. With the acquisition of ETV ON DEMAND in April of 2006, CCL now has the technology base to offer a more complete array of compelling content directly to the subscriber bases of the world's largest global telecommunications, satellite, and Internet Service providers—all through full-screen high-resolution broadband television.

ON BEHALF OF THE BOARD OF DIRECTORS

/s/ Deborah Fortescue-Merrin

Deborah Fortescue-Merrin

President

Corporate Contact:

CREATOR CAPITAL LTD. Deborah Fortescue-Merrin (604) 947-2555 info@creatorcapital.com http://www.creatorcapital.com	ETV ON DEMAND, INC. Tony Barnard (310) 597-4320 info@etvhollywood.tv http://www.etvhollywood.tv

Safe Harbour statements under the Private Securities Litigation Reform Act of 1995;

Certain statements in this document constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21B of the Securities Exchange Act of 1934.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Creator Capital Limited ("the Company"), or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov .